Exhibit 3.1

CERTIFICATE OF MERGER

FOR THE MERGER OF

B-Corp Merger Sub, Inc.

INTO

LY BTI Holdings Corp.

Pursuant to Section 251 of the

General Corporation Law of the State of Delaware

On this 1st day of June, 2011, the undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: That the name and state of incorporation of each of the constituent corporations in the merger (the “Merger”) is as follows:

Name	State of Incorporation
B-Corp Merger Sub, Inc.	Delaware
LY BTI Holdings Corp.	Delaware

SECOND: That an Agreement and Plan of Merger, dated as of April 12, 2011 (the “Merger Agreement”), by and among B-Corp Holdings, Inc., a Delaware corporation (“Parent”), B-Corp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), LY BTI Holdings Corp., a Delaware corporation (the “Company”), and Lightyear Capital LLC, solely in its capacity as Stockholder Representative, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: That the surviving entity of the Merger shall be LY BTI Holdings Corp. (the “Surviving Corporation”). The name of the Surviving Corporation shall be amended in the Merger to be “BakerCorp International, Inc.”

FOURTH: That the Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the effective time of the Merger to read, in its entirety, as set forth on Exhibit A attached hereto.

FIFTH: That the Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: That the executed Merger Agreement is on file at an office of the Surviving Corporation. The address of such office is: 3020 Old Ranch Parkway, Suite 220; Seal Beach, CA 90740; Attention: Amy Paul.

SEVENTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

[Signature page to follow]

IN WITNESS WHEREOF, LY BTI Holdings Corp. has caused this Certificate of Merger to be executed by its duly authorized officer on the date first written above.

LY BTI HOLDINGS CORP.

By:
Name:
Title:

[Signature page to Certificate of Merger]

EXHIBIT A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BAKERCORP INTERNATIONAL, INC.

FIRST: The name of the corporation is BAKERCORP INTERNATIONAL, INC.

SECOND: The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is one hundred thousand (100,000) shares of common stock, having a par value of $0.01 per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation. In accordance with Section 141(d) of the General Corporation Law of the State of Delaware, each director who is an employee of Permira Advisors L.L.C. shall be entitled to four (4) votes on all matters that come before the board of directors and all other directors will be entitled to one (1) vote on all matters that come before the board of directors.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.

SEVENTH: A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director or officer derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, as applicable, then the liability of a director or officer of the corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any amendment, repeal or modification of this provision shall not adversely affect any right or protection of a director or officer of the corporation, as applicable, existing at the time or increase the liability of any director or officer of the corporation, as applicable, with respect to any acts or omissions of such director or officer occurring prior to, such amendment, repeal, modification or adoption.

EIGHTH:

A. Each person who was or is made a party or is threatened to be made a party to or is or was involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the corporation, in its capacity as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in the following paragraph of this Article Eighth with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

B. If a claim under the preceding paragraph of this Article Eighth is not paid in full by the corporation within thirty (30) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or stockholder) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Eighth shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw of the corporation, agreement, vote of stockholders or disinterested directors or otherwise.

D. Any amendment, repeal or modification of the foregoing provision of this Article Eighth shall not adversely affect any right or protection of a director existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal, modification or adoption.

NINTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

TENTH: To the fullest extent permitted by applicable law, the corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to Permira Advisors L.L.C. or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the corporation and its subsidiaries), even if the opportunity is one that the corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and such person shall have no duty to communicate or offer such corporate opportunity to the corporation and, to the fullest extent permitted by applicable law, shall not be liable to the corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article Tenth. Neither the alteration, amendment or repeal of this Article Tenth nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Tenth shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such alteration, amendment, repeal or adoption.